Exhibit 10.2

February 1, 2017

Jonathan Rich

Evansville, IN

Dear Jon:

On behalf of the Board of Directors (the “Board”), I am pleased to confirm the following offer:

Position: Your position will be Executive Chairman of the Board. Your duties and responsibilities as Executive Chairman will be prescribed from time to time by the Board. The effective date of your appointment to this new role will be February 6, 2017. The term of your appointment to this position will be one year; provided, that upon request of the Board, you agree to resign from the position. This position is not eligible for severance benefits.

Salary: Your base salary will be $19,230.77 paid bi-weekly (which would be an annual rate of $500,000).

Bonus Program: You will remain a participant in the Executive Bonus Program. The targeted bonus for your position is an amount equal to 65% of your base annual salary. Your actual bonus will be determined by individual and company performance. The bonus is paid annually. Your 2017 bonus will be prorated based on your effective date and your final year’s bonus will be pro-rated for time worked (and paid at the usual time).

Financial Planning and Tax Preparation Fees: You will continue to be eligible to receive reimbursements for financial planning and tax preparation fees in an amount not to exceed $15,000 per year, subject to your providing proper documentation to the Company. Reimbursements will be made promptly following submission of proper documentation, but in no event later than the end of the year following the year in which the expenses are incurred. This reimbursement is not subject to liquidation or exchange for another benefit.

Existing Employment Agreement: You have requested, and the Company has agreed effective February 6, 2017, to terminate the Employment Agreement dated October 1, 2010.

Again, we are pleased to extend this opportunity to you and know you will continue to make significant contributions to the organization. Please sign below as acceptance of our offer and your agreement to the terms and conditions hereof including the attached Confidentiality, Inventions and Restrictive Covenant Agreement. Please do not hesitate to contact me at 812-306-2202 with any questions.

Sincerely,

/s/ Edward Stratton

Edward Stratton
EVP – Human Resources

Cc:	Jason Greene

EVP & Chief Legal Officer

I accept this offer with the terms and conditions as outlined above:

/s/ Jonathan D. Rich	02/01/2017
Jonathan D. Rich	Date